Exhibit 12
                                                              ----------

                              CONRAIL INC.
                              ------------
         COMPUTATIONS OF THE RATIO OF EARNINGS TO FIXED CHARGES
         ------------------------------------------------------
[CAPTION]
                             ($ In Millions)

                                           Quarters Ended      Six Months Ended
                                             June 30,               June 30,
                                           --------------      ----------------
                                           1996      1995      1996       1995
                                           ----      ----      ----       ----
Earnings
- --------
  Pre-tax income                           $ 38      $165      $ 88       $256
    Add:
      Interest expense                       46        50        93         98
      Rental expense interest factor         14        16        28         30
    Less equity in undistributed
     earnings of 20%-50% owned companies     (4)       (5)       (8)       (10)
                                           ----      ----      ----       ----
Earnings available for fixed charges       $ 94      $226      $201       $374
                                           ====      ====      ====       ====

Fixed charges
- -------------
  Interest expense                           46        50        93         98
  Rental expense interest factor             14        16        28         30
                                           ----      ----      ----       ----
Fixed charges                              $ 60      $ 66      $121       $128
                                           ====      ====      ====       ====

Ratio of earnings to fixed charges         1.57x     3.42x     1.66x      2.92x




For purposes of computing the ratio of earning to fixed charges, earnings represent income before income taxes plus fixed charges, less equity in undistributed earnings of 20% to 50% owned companies. Fixed charges represent interest expense together with any interest capitalized and a portion of rent under long-term operating leases representative of an interest factor.


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